Exhibit 10.1 Product Schedule to Master Lease Agreement

This Schedule #1223197 to Master Lease Agreement #81344 (the “Schedule”) contains the terms of your agreement with us. Please read it carefully and ask us any questions you may have. The words you, your and lessee mean you, the Lessee listed below who are our customer. The words we, us, our and the lessor, mean CIT Finance LLC

Product Description
Quantity	Asset Description	Product Address

1	Single Beam Lighting – S2/A3 with Single Beam Multi-Function 4992C324, as further described	Carretera Presa la Amistad Km 6.5
	in Quote # 20241107 REV C	Parque Industrial CP 26220
Cd. Acuna, Coahuila.
1	Reflow Soldering System XPM3m 820 with Edge rail and Conveyor package

1	Horizon 03iX Screen Printer

For additional equipment and accessories, attach addendum.

Supplier Info (Name, Address, Phone): Universal Instruments Corporation, Vitronics Soltec Corporation, DEK International, Checksum LLC

End of Lease Purchase	Lessee
☒ 10% Purchase Upon Termination	SigmaTron International, Inc.
Lessee Legal Name (a “Lessee”)
Term and Lease	2201 Landmeier Road
Term (Months) 60	Billing Street Address
Lease Payment 60 payments at $10,797.24, plus PUT amount of $60,917.86	Elk Grove Village, IL 60007
(plus taxes, if applicable)	Billing City, State, Zip
Payment Frequency Monthly
Billing Contact Name &Phone No.
Variable Payment Schedule if applicable
Lessee Phone Number (if different from above)

1.  LEASE OF PRODUCT; FEE: W e agree to lease to you and you agree to lease from us the Products shown above for the number of months and monthly payment identified above ("Lease Payment"). You agree to pay the Documentation Fee with your first invoice. This  Schedule will commence on the date  that any of the Products are delivered to you ("Inception Date"). Your first Lease Payment is due 30 days from the Acceptance Date, and your remaining Lease Payments shall be due on the same day of each subsequent month until you have paid all the Lease Payments due under the Schedule. Each day between the Inception Date and the Acceptance Date is an "Interim Rent Day". You shall pay us interim rent for each Interim Rent Day at 1/30th of the Lease Payment. You will make all payments required under the Lease at the address set forth in our Lease invoice. You will execute a Delivery and Acceptance Certificate upon receipt of the Products, if we provide one to you, and if not, you expressly agree that you accepted the Products no later than 10 days after it was delivered to you (collectively, the "Acceptance Date") unless you have notified us of your non-acceptance in writing.

2.  LESSEE REPRESENTATIONS: By execution of this Schedule, you confirm that

(a) no Event of Default exists under the Master Lease as of the date hereof, and (b) the Products will be used for a business purpose, and not for personal, family or household purposes.

3.  CELLULAR PHONES: You agree that providing a telephone number to a cellular or other wireless device, you are expressly consenting to receiving communications from us, our affiliates and agents (for non-marketing purposes) at that number, including, but not limited to, prerecorded and artificial voice messages, text messages, and calls from automated telephone dialing systems; these calls may incur fees from your cellular provider; and this consent applies to each telephone number you provide to us now or in the future.

4.  FINANCIAL STATEMENTS:  You agree to provide us copies of your balance sheet, income statement and other financial reports as we may reasonably request.

5.  PRODUCTS PLACED OUTSIDE OF UNITED STATES. Products may be relocated from the United States to within a “Maquiladora Zone” in Mexico. If a Schedule lists a Product location outside of the United States (“Foreign Use Product”). Lessee agrees that in addition to its obligations under the Agreement, Lessee will be obligated to pay, or to reimburse Lessor for the payment of, any and all taxes applicable to the Foreign Use Product and the periodic Payments described in the Schedule which are assessed by any taxing authorities. Tax This includes any withholding tax, goods and services tax, value added tax, or any other taxes that may arise out of any Foreign Use Product being located in the Approved Location (“Relevant Tax”) together with any penalty and/or interest thereon. Lessee agrees to self-assess any Relevant Tax and remit such tax to the relevant taxing authorities on a monthly basis.  Lessee agrees that Lessor will receive from Lessee a net amount equal to the full amount which Lessor would have received had the Payments not been made subject to any Relevant Tax. Lessee will cooperate with Lessor in obtaining any relevant documentation necessary to substantiate payment of such Relevant Tax and in providing original or certified copies thereof. If any income, franchise,  turnover or other taxes are  due  and payable  to  any taxing authority as a result of the lease of Foreign Use Product, Lessee agrees to register and file all necessary returns, on Lessor’s behalf, and pay all such taxes and associated costs. Lessee agrees to act as importer / exporter of record and pay all costs of customs, duties and other fees with respect to the import and export of any Foreign Use Product (whether in connection with the delivery or return of the Foreign Use Product from the Approved Location, or otherwise).

5.1    DELIVERY AND RETURN OF FOREIGN USE PRODUCT: Upon termination or expiring of the Schedule, and notwithstanding any other provision hereof limiting such costs, you will, at its full cost and expense, act as importer / exporter of record and return the Foreign Use Product pursuant to the terms of the Agreement to a location designated by us in the United States and will obtain (at your cost) all appropriate export and import permits and licenses with respect to the

The following additional payments are due on the date you sign this agreement:
One-time Documentation Fee $ n/a Payable with First Invoice
Advanced Payment $ n/a due at Lease signing
(plus taxes, if applicable)

DATA SECURITY: Some or all of the items of Equipment returned to us at any time may contain sensitive information or data belonging to your organization, or your customer/clients/patients, that is stored, recorded, or in any way contained within or on the Equipment. You specifically agree that before the Equipment is shipped to or retrieved by us or our agents, or removed by a supplier, you will, at your sole cost and expense, permanently destroy, delete and remove all such information and data that is stored, recorded or in any way contained within or on the Equipment, to the extent that further recovery of any of such data and information is not possible. You have the sole responsibility to so destroy, delete, and remove all data and information stored in or on the Equipment. We have absolutely no liability for any data or information that you fail to so destroy, delete, and remove. All hard drives and other data retention components must function as originally installed after data removal.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW

ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for you: W hen you open an account, we will ask for (i) if you are a legal entity, your name, address, and other information that will allow us to identify you; (ii) if you are an individual, your name, address, and date of birth. We may also ask to see your driver’s license or other identifying documents.

export of  the Foreign  Use  Product, and  ensuring  that Foreign  Use  Product is properly marked for import. Provided, however, that if you are not in Default under this Schedule and in the event you have either a nominal purchase option or a fixed purchase price a PUT, title will pass to you upon payment of such purchase price.

5.2    EXPORT CONTROL: You acknowledges that the export of Foreign Use Product supplied hereunder (which may include technology and software licensed for use on or with such Foreign Use Product), is subject to such export control laws and regulations, including by not limited to the United States Export Control Act of 1079 and the Export Administration Act of 1985, together with such further United States, local, or other export laws and regulations as may be in force from time to time and applicable to the Foreign Use Product and software when being delivered to or returned from the Approved Location. You agree to comply with all such laws.

5.3    TAX INDEMNIFICATION. You agree that the indemnification rights of ours under the Agreement shall include, and you shall indemnify, defend and hold harmless us from and against any claim, demand, action, proceeding, investigation, loss, liability, cost or expense, including attorneys’ fees, suffered or incurred by us or any such persons arising out of or related to the location, use or possession of Foreign Use Product and Relevant Taxes. The parties will cooperate with each other with respect to any tax audits conducted by a taxing jurisdiction and other matters involving taxes, including without limitation any tax related credits due to or from a taxing jurisdiction and evidence of tax exemption certificates. If we are subjected to a Tax audit with respect to this Agreement or the Products, you agree to promptly provide evidence of the Relevant Taxes paid to the jurisdiction relating to the Master Lease or the Products leased hereunder and the basis for such Tax payment.

6.  Custodial Agreement.  Following the acceptance of the Products and origination of this Lease, Lessee shall cause its Authorized Affiliate to execute a Custodial Agreement, in such form as reasonably agreed by the parties, within 10 days of Lessor’s execution of the document and have the agreement returned to Lessor. The failure of Lessee to obtain the execution of the Custodial Agreement within the presubscribed timeframe shall be an additional event of default under Section 13(b) of the Master Lease.

7.  PURCHASE UPON TERMINATION (“PUT”): For value received, receipt of which is hereby acknowledged, Lessee hereby agrees to purchase, at the end of the original 60 month term of the Lease, Lessor’s interest in the Equipment on an AS-IS, WHERE-IS basis, for $60,917.86 or 10% of the Equipment’s original cash price (“PUT Price”).

Customer will pay to Lessor the PUT Price and all other unpaid obligations of the Customer under the Lease, plus any applicable tax within 15 days of the expiration of the original term of the Lease and upon receipt of such payment, Lessor will transfer to Customer its interest in the Equipment on an AS-IS, W HERE-IS basis, without any warranty or representation of any kind, express or implied.

LESSOR	CIT Finance LLC	Lessee: SigmaTron International, Inc.
10201 Centurion Parkway N. #100
	Jacksonville, FL 32256	X /s/ Linda K. Frauendorfer
Authorized Signature
/s/ Magalie Gilbert		X Linda K. Frauendorfer
Authorized Signature		Print Signer’s Name
		X Chief Financial Officer	X 7/10/14
Magalie Gilbert		Signer’s Title	Date Signed
Printed Name
X
Authorized Signatory	8/1/14	Federal Tax ID Number
Print Title	Date Signed

Bank T100S rev. 7-24-13